SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934


Date of Report
(Date of earliest event reported) - June 2, 1994


HUBCO, INC.
(Exact Name of Registrant as Specified in Charter)


NEW JERSEY
(State or Other Jurisdiction of Incorporation)

          1-10699                       22-2405746
(Commission File Number)      (IRS Employer Identification No.)

      3100 Bergenline Avenue, Union City, New Jersey  07087
            (Address of Principal Executive Offices)

                         (201) 348-2300
                 (Registrant's Telephone Number)
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Item 5 - Other Events

          HUBCO, Inc. ("HUBCO") announced in a press release on June 2, 1994 that the Federal Deposit Insurance Corporation ("FDIC") on May 31, 1994 decided to issue a letter of objection to the notice of mutual to stock conversion filed by Statewide Savings Bank ("Statewide") in connection with the proposed acquisition of Statewide by HUBCO. HUBCO and Statewide may petition for reconsideration of the FDIC Board's objections once they receive and review the formal written notice from the FDIC. Unless the FDIC rescinds its objection, HUBCO cannot consummate its acquisition of Statewide and the substantial expenses incurred in connection with this acquisition, which have been capitalized, would adversely affect HUBCO's earnings in the quarter in which the transaction is terminated.
          HUBCO has received FDIC approval of its acquisition of Washington Savings Bank within the last few days and that acquisition is expected to be consummated late in the second quarter or early in the third quarter of this year.
Item 7 - Exhibits
     (1)  Press release, dated June 2, 1994
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                           SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              HUBCO, INC.


Dated: June 2, 1994           By:  /s/Kenneth T. Neilson
                                   Kenneth T. Neilson, President
                                    & Chief Executive Officer
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Exhibit (1)

                       PRESS RELEASE FROM:


HUDSON UNITED BANK, 3100 BERGENLINE AVENUE, UNION CITY, NJ  07087

CONTACT:  D. LYNN VAN BORKULO-NUZZO 201/348-2326


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                          PRESS RELEASE


          UNION CITY, NEW JERSEY, JUNE 2, 1994 -- HUBCO, Inc. announced today that the Federal Deposit Insurance Corporation on May 31, 1994 decided to issue a letter of objection to the notice of mutual stock conversion filed by Statewide Savings Bank in connection with the proposed acquisition of Statewide by HUBCO. HUBCO and Statewide have not yet received formal written notice from the FDIC. After a review of that written notice, HUBCO and Statewide may file a written petition seeking reconsideration of the Board's objections based upon proposed changes to the transaction. Unless the FDIC rescinds its objection, HUBCO cannot consummate its acquisition of Statewide.

          HUBCO anticipates that its acquisition of Washington
Savings Bank, which has received FDIC approval within the last several days, will be consummated late in the second quarter or early in the third quarter of this year.

          HUBCO has incurred substantial expenses for legal, accounting and printing costs in connection with the Statewide acquisition. If the Statewide acquisition is not consummated, these expenses, which have been capitalized, would adversely affect HUBCO's earnings in the quarter in which the transaction is terminated.